EXHIBIT 10.65

 CONSULTING AGREEMENT

THIS AGREEMENT made as of October 1, 2004 (the “Effective Date”)

BETWEEN:

SECURITIES COMPLIANCE INC., (formerly Interven Capital Corporation) a Nevada corporation, having its offices located at 220 South Rock Rd., Ste. 9, Reno, Nevada U.S.A. 89502, (“SCI”),

AND:

MARK SMITH, an individual, of 220 South Rock Rd., Ste. 9, Reno, Nevada U.S.A. 89502,  (“Smith”)

jointly and severally referred to herein as “Consultant”,

AND:

MOVING BYTES INC., a company incorporated under the Canada Business Corporations Act having its offices located at 4340 Redwood Hwy., Ste. F222, San Rafael, California , U.S.A., 94949, (“MBI”)

WITNESSES THAT WHEREAS:

A.

SCI, Smith and MBI entered into a consulting services agreement effective  as of March 1, 2002, (the “Original Agreement”) as amended October 15, 2002 (the “Amended Agreement”); and

B.

The parties wish to enter into this agreement (the “Agreement”) to replace the Original Agreement and the Amended Agreement effective on the date first above written.

NOW THEREFORE, in consideration of the recitals, the following agreements, the payment of One Dollar ($1.00) made by each party to the other, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by each party, the parties agree as follows:

ARTICLE ONE

SERVICES

Services

1.1

Subject to the terms and conditions herein contained, Smith will serve as Chief Financial Officer of  MBI and will perform services including, but not limited to, management and oversight of MBI’s public, corporate and financial business matters (the “Designated Services”). The parties specifically acknowledge and agree that formal changes of the Designated Services, as contained in this Agreement, will be at the sole discretion of the Board of Directors of MBI, not to include the vote of Smith if he is a member of the Board of Directors of MBI.

Term of Services

1.2

The term of this Agreement will commence on the Effective Date and will be for a period of fifteen (15) months ending on December 31, 2005 (the “Initial Term”). This Agreement will be automatically renewed for additional one year terms unless either Consultant or MBI gives written notice of its intention to terminate this Agreement to the other not less than 90 days prior to the expiration of the then current term of the Agreement, in which event this Agreement will terminate at the expiration of the period in which such notice was timely given.

Performance of Service

1.3

Smith will perform the work and services for MBI in the United States of America and in such other places as MBI may require from time to time.

1.4

The manner in which services are to be performed and the specific hours to be worked by Smith shall be determined by Smith, provided that Smith shall work as many hours as may be reasonably necessary to fulfil Smith’s obligations under this Agreement.

1.5

Smith’s services shall not be exclusive to MBI with respect to business currently conducted or proposed to be conducted by MBI. Notwithstanding, and without limitation, during the term of this Agreement, nothing shall permit Smith from engaging in any other activity whether for gain, profit or other pecuniary advantage which does not directly compete with MBI including serving as a member of the board of directors of a non-competing company.

ARTICLE TWO

REMUNERATION

Compensation

2.1

During the term of this agreement and any extensions thereof, in consideration for the services provided by Smith, MBI shall pay to SCI:

a.

Twelve Thousand Five Hundred US dollars ($12,500 USD) per month, payable every first day of the month during the term of the Agreement and any renewals thereof ( the “Due Date”), and

b.

Twenty-five Thousand US dollars ($25,000 US dollars) at such time as MBI raises a cumulative minimum gross financing of One Million US dollars ($1,000,000 USD) in equity or equity like or debt or debt like financing subsequent to the Effective Date.

2.2

MBI agrees to pay a monthly payment charge, which will be the lesser of One and One-half percent (1.5%) per month or a monthly charge not to exceed the maximum legal rate, which will be applied to any unpaid balance commencing thirty (30) days after the Due Date.

2.3

During the term of this agreement Smith shall be entitled to similar benefits as are generally available to other employees of MBI and Smith shall be paid Seven Hundred Fifty US dollars ($750 USD) per month for medical insurance coverage for Smith and his dependents which may be maintained by Smith outside of MBI’s standard employee health insurance plans.

2.4

As material inducement to cause Smith to enter into this Agreement, MBI shall issue to Smith Four Million (4,000,000) shares of restricted common stock (the “Shares”) within five (5) business days of the E ffective Date. The consideration received or to be received by the Corporation for the Shares is hereby deemed adequate and the Shares to be issued shall be considered fully paid and nonassessable at a per share price of $0.0035 USD.

Expenses

2.5

Smith will be reimbursed for all costs, including but not limited to, office and post office box rents, telephone and internet service charges, payroll services costs of SCI for Smith, travel, accommodation, meals and entertainment and other out-of-pocket expenses actually and properly incurred by Smith in connection with the duties hereunder. For all such expenses, Smith will furnish to MBI statements and vouchers.

ARTICLE THREE

SMITH’S COVENANTS

Service

3.1

Subject to Sections 1.3, 1.4 and 1.5 hereto, Smith will devote its time, attention and ability to the business of MBI and will well and faithfully serve MBI and will use its best efforts to promote the interests of MBI.

3.2

Smith agrees to terminate 1,740,000 MBI share purchase options and 1,000,000 MBI share purchase warrants, held in the name of Smith as of the Effective Date, which options and warrants have the  following issue and expiry dates:

Type

Amount

Issue Date

Expiry Date

Option

    22,525

1/25/2000

1/25/2007

Option

  477,465

1/25/2000

1/25/2007

Option

  750,000

3/9/2000

6/30/2008

Option

  250,000

6/26/2000

6/26/2005

Option

  240,000

12/6/2001

12/6/2005

Warrant

1,000,000

2/25/2002

3/1/2007

ARTICLE FOUR

MBI’S COVENANTS

Hold Harmless

4.1

MBI agrees to defend, indemnify and hold harmless Smith, and SCI and its officers, directors, principals, employees and subcontractors, from and against all claims, losses, damages and costs caused by, arising out of, or relating to, services provided under this Agreement, the Original Agreement and the Amended Agreement, and acts or omissions by Smith, both future and past, as an officer and director of MBI, except as to any acts or omissions which Smith knowingly and intentionally has taken or takes in violation of any applicable laws.

4.2

During the term of this Agreement and any extension thereof MBI shall maintain Directors and Officers insurance coverage in an amount deemed adequate by Smith to cover its obligations under Section 4.1

ARTICLE FIVE

TERMINATION OF SERVICES

Termination by MBI for Cause or by MBI or Smith on Notice

5.1

Either Consultant or MBI may terminate this Agreement in accordance with Section 1.2 hereto. MBI may terminate this Agreement by vote of its Board of Directors, not including Smith, at any time for Cause (as that term is defined herein). If the Agreement is terminated for Cause or if Consultant terminates this Agreement with or without notice, MBI shall not be obligated to pay SCI amounts set forth under Section 5.2 hereto.

5.2

If MBI terminates this Agreement due to an Involuntary Termination Without Cause or a Constructive Termination (as those terms are defined herein), SCI Shall be entitled to receive within ten days of the Involuntary Termination Without Cause or a Constructive Termination, a single lump payment equal to the full balance of the amounts due under section 2.1(a) hereto which would have been payable to SCI had Smith been engaged by MBI for the entire Initial Term, and any renewals thereof, payable at the rate of  Twelve Thousand Five Hundred US dollars (US$12,500) per month. In the event that MBI terminates this Agreement under this Section 5.2 SCI will be entitled to no further compensation except as specifically set forth under this Section 5.2 and for services rendered through the effective date of termination.

5.3

“Cause” shall mean (i) conviction of Smith for any felony involving moral turpitude, dishonesty or fraud which materially harms MBI; or (ii) a knowing, intentional and material breach of any agreement between SCI or Smith and MBI including this Agreement (other than as a result of the death or disability of Smith or as result of an action of MBI). Cause shall not include any act or omission that was undertaken or omitted by Smith at the discretion of the Board of Directors, or that he believed in good faith at the time was not illegal after reasonable inquiry; it shall be deemed reasonable and in good faith for Smith to rely on advice of MBI’s legal counsel with respect to legal issues, and MBI’s accountants and auditors  with respect to accounting and auditing issues.

5.5

“Constructive Termination” means that SCI voluntarily terminates this Agreement with MBI after the following are undertaken without Smith’s express written consent: (i) a change in the Designated Services or the assignment to Smith of any continuing duties or responsibilities that result in a material diminution or a material adverse change of his position, status or circumstances or (ii) any material breach by MBI of this Agreement or any other agreement between MBI and SCI or Smith that remains uncured for twenty (20) days after written notice thereof to the Chairman of the Board of Directors or any other two members of MBI’s Board of Directors in the event Smith is then the Chairman of the Board of Directors of MBI; or (iii) after the failure by MBI to obtain the assumption by any successor-in-interest or assignee of MBI of this Agreement or any other material agreement between SCI or Smith and MBI.

5.6

“Involuntary Termination Without Cause” means removal of Smith as the Chief Financial Officer of MBI other than for Cause.

Return of Property

5.7

Upon any termination of this Agreement, Smith will at once deliver or cause to be delivered to MBI all books, documents, money, securities, and records of Confidential Information or copies thereof belonging to MBI or for which MBI is liable to others, which is in the possession, charge, control or custody of Smith.

Provisions which Operate Following Termination

5.8

Notwithstanding any termination of this Agreement for any reason whatsoever and with or without cause, the provisions of Sections 5.2 hereto of this Agreement and any other provisions of this Agreement necessary to give efficacy thereto will continue in full force and effect following such termination.

ARTICLE SIX

GENERAL

Sections and Headings

6.1

The division of this Agreement into Articles and Sections and the insertion of headings are for the convenience of reference only and will not affect the construction or interpretation of this Agreement.

Benefit of Agreement

6.2

This Agreement will enure to the benefit of and be binding upon the successors and permitted assigns of MBI, SCI and Smith respectively and upon their successors, assigns, heirs, executors, administrators and legal representatives. Consultant may not assign the whole or any part of his  rights hereunder without the prior written consent of MBI.

Entire Agreement

6.3

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties. There are no representations, warranties, forms, conditions, undertakings or collateral agreements, express, implied or statutory between the parties other than as expressly set forth in this Agreement.

Amendments and Waivers

6.4

No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by all of the parties hereto.  No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, will be limited to the specific breach waived.

Severability

6.5

If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof will continue in full force and effect.

Legal Fees and Costs

6.6

In the event of any litigation arising from or related to this Agreement, the prevailing party will be entitled to recovery of all reasonable costs incurred, including staff time, court costs, attorney’s fees, expert’s fees and other related expenses.

Notices

6.7

Any demand, notice or other communication (a “Notice”) to be given in connection with this Agreement will be given in writing and may be given by personal delivery or by registered mail addressed to the recipient as follows:

To Consultant:

220 South Rock Rd., Ste. 9

Reno, Nevada, U.S.A. 89502

To the Board of
Directors of MBI:

4340 Redwood Hwy., Ste. F222

San Rafael, California, USA 94949

or such other address or individual as may be designated by notice by either party to the other. Any Notice given by personal delivery will be deemed to have been given on the day of actual delivery thereof and, if made or given by registered mail, on the fifth day following the deposit thereof in the mail.

Governing Law

6.8

This Agreement shall be deemed to have been made and executed in the State of Nevada and shall be construed in accordance with the laws of Nevada under the jurisdiction of the State of Nevada and the laws of the United States applicable therein.

Counterparts

6.9

This Agreement may be executed in as many counterparts as may be necessary or by facsimile and each such facsimile or counterpart so executed will be deemed to be an original and such counterparts together will constitute one and the same instrument and notwithstanding the date of execution will be deemed to bear the date as set out on the first page of this Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

SECURITIES COMPLIANCE INC.

Mark Smith. President

Mark M. Smith

Moving Bytes Inc. J. Erik Mustad Director/CEO Jim Miller Director

__________ Smith

___________ Mustad   __________ Miller